Exhibit 35.2

OFFICER’S CERTIFICATE

C-III Asset Management LLC

The undersigned, Barry Davis, President of C-III Asset Management LLC (f/k/a Centerline Servicing LLC), the Special Servicer under that certain Pooling and Servicing Agreement dated as of August 1, 2016, relating to the Citigroup Commercial Mortgage Trust 2016-C2, Commercial Mortgage Pass-Through Certificates, Series 2016-C2 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.

a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2018 (the “Reporting Period”) has been made under the undersigned’s supervision;

2.

to the best of the undersigned’s knowledge, based on such review, the Special Servicer maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2019, I have hereunto signed my name.

/s/ Barry Davis
Barry Davis, President
C-III Asset Management LLC, a Delaware limited liability company